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                        Independent Auditors' Consent

The Board of Directors and Stockholders
Mercantile Bancorporation Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-57345) on Form S-8 of Mercantile Bancorporation Inc. of our report dated January 21, 1998, with respect to the consolidated balance sheets of Mercantile Bancorporation Inc. and subsidiaries as of December 31, 1997, 1996, and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, which report is incorporated by reference in the Form S-8 of Mercantile Bancorporation Inc. dated
September 30, 1998.


                                  /s/ KPMG Peat Marwick LLP


St. Louis, Missouri
September 30, 1998